UNITED STATES
                        SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                 SCHEDULE 13G/A
                                 (Rule 13d-102)

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 1)

                 The Guardian Life Insurance Company of America
              ----------------------------------------------------
                                (Name of Issuer)


                                     Common
              ----------------------------------------------------
                         (Title of Class of Securities)


                                   13123x102
              ----------------------------------------------------
                                 (CUSIP Number)


The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 13123x102                    13G                   Page 1 of 10 pages

--------------------------------------------------------------------------------
1     NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      The Guardian Life Insurance Company of America
      13-5123390
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                    a.  |X|
                                    b.  |_|
--------------------------------------------------------------------------------
3     SEC USE ONLY

--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      201 Park Avenue South
      New York, New York  10003
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER
  NUMBER OF
   SHARES               Right to Acquire 463,692 Shares of Common Stock.
BENEFICIALLY            --------------------------------------------------------
  OWNED BY        6     SHARED VOTING POWER
    EACH
  REPORTING             67,100 shares plus the Right to Acquire 36,368 shares
   PERSON               of common stock (see pages 7 and 8).
    WITH                --------------------------------------------------------
                  7     SOLE DISPOSITIVE POWER

                        Right to acquire 463,692 shares of common stock.
                        --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        67,100 shares plus the Right to Acquire 36,368 shares
                        of common stock (see pages 7 and 8).
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      500,060 shares upon conversion of 220,000 shares of $2.125 convertible preferred stock plus 248,000 shares (64,300 + 64,300 + 30,500 + 21,800 +
      67,100)
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      Right to acquire 8.95% of common stock
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      IC
--------------------------------------------------------------------------------


                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 13123x102                    13G                   Page 2 of 10 pages

--------------------------------------------------------------------------------
1     NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      The Guardian Investor Services Corporation

--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                    a.  |X|
                                    b.  |_|
--------------------------------------------------------------------------------
3     SEC USE ONLY

--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      201 Park Avenue South
      New York, New York  10003
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER
  NUMBER OF
   SHARES
BENEFICIALLY            --------------------------------------------------------
  OWNED BY        6     SHARED VOTING POWER
    EACH
  REPORTING             180,900 (See pages 3-6)
   PERSON               --------------------------------------------------------
    WITH          7     SOLE DISPOSITIVE POWER

                        --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        180,900 (See pages 3-6)
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      500,060 shares upon conversion of 220,000 shares of $2.125 convertible preferred stock plus 248,000 shares (64,300 + 64,300 + 30,500 + 21,800 +
      67,100)
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      Right to acquire 8.95% of common stock
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      IA
--------------------------------------------------------------------------------


                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 13123x102                    13G                   Page 3 of 10 pages

--------------------------------------------------------------------------------
1     NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      The Guardian Park Avenue Fund

--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                    a.  |X|
                                    b.  |_|
--------------------------------------------------------------------------------
3     SEC USE ONLY

--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      201 Park Avenue South
      New York, New York  10003
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER
  NUMBER OF
   SHARES
BENEFICIALLY            --------------------------------------------------------
  OWNED BY        6     SHARED VOTING POWER
    EACH
  REPORTING             64,300 (See page 2)
   PERSON               --------------------------------------------------------
    WITH          7     SOLE DISPOSITIVE POWER

                        --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        64,300 (See page 2)
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      500,060 shares upon conversion of 220,000 shares of $2.125 convertible preferred stock plus 248,000 shares (64,300 + 64,300 + 30,500 + 21,800 +
      67,100)
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      Right to acquire 8.95% of common stock
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      IV
--------------------------------------------------------------------------------


                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 13123x102                    13G                   Page 4 of 10 pages

--------------------------------------------------------------------------------
1     NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      The Guardian Stock Fund, Inc.

--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                    a.  |X|
                                    b.  |_|
--------------------------------------------------------------------------------
3     SEC USE ONLY

--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      201 Park Avenue South
      New York, New York  10003
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER
  NUMBER OF
   SHARES
BENEFICIALLY            --------------------------------------------------------
  OWNED BY        6     SHARED VOTING POWER
    EACH
  REPORTING             64,300 (See page 2)
   PERSON               --------------------------------------------------------
    WITH          7     SOLE DISPOSITIVE POWER

                        --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        64,300 (See page 2)
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      500,060 shares upon conversion of 220,000 shares of $2.125 convertible preferred stock plus 248,000 shares (64,300 + 64,300 +30,500 +21,800 +
      67,100)
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      Right to acquire 8.95% of common stock
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      IV
--------------------------------------------------------------------------------


                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 13123x102                    13G                   Page 5 of 10 pages

--------------------------------------------------------------------------------
1     NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      The Guardian Park Avenue Small Cap Fund

--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                    a.  |X|
                                    b.  |_|
--------------------------------------------------------------------------------
3     SEC USE ONLY

--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      201 Park Avenue South
      New York, New York  10003
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER
  NUMBER OF
   SHARES
BENEFICIALLY            --------------------------------------------------------
  OWNED BY        6     SHARED VOTING POWER
    EACH
  REPORTING             30,500 (See page 2)
   PERSON               --------------------------------------------------------
    WITH          7     SOLE DISPOSITIVE POWER

                        --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        30,500 (See page 2)
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      500,060 shares upon conversion of 220,000 shares of $2.125 convertible preferred stock plus 248,000 shares (64,300 + 64,300 + 30,500 + 21,800 +
      67,100)
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      Right to acquire 8.95% of common stock
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      IV
--------------------------------------------------------------------------------


                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 13123x102                    13G                   Page 6 of 10 pages

--------------------------------------------------------------------------------
1     NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      The Guardian Small Cap Stock Fund

--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                    a.  |X|
                                    b.  |_|
--------------------------------------------------------------------------------
3     SEC USE ONLY

--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      201 Park Avenue South
      New York, New York  10003
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER
  NUMBER OF
   SHARES
BENEFICIALLY            --------------------------------------------------------
  OWNED BY        6     SHARED VOTING POWER
    EACH
  REPORTING             21,800 (See page 2)
   PERSON               --------------------------------------------------------
    WITH          7     SOLE DISPOSITIVE POWER


                        --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        21,800 (See page 2)
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      500,060 shares upon conversion of 220,000 shares of $2.125 convertible preferred stock plus 248,000 shares (64,300 + 64,300 + 30,500 + 21,800 +
      67,100)
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      Right to acquire 8.95% of common stock
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      IV
--------------------------------------------------------------------------------


                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 13123x102                    13G                   Page 7 of 10 pages

--------------------------------------------------------------------------------
1     NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      The Guardian Employee's Incentive Savings Plan

--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                    a.  |X|
                                    b.  |_|
--------------------------------------------------------------------------------
3     SEC USE ONLY

--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      201 Park Avenue South
      New York, New York  10003
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER
  NUMBER OF
   SHARES
BENEFICIALLY            --------------------------------------------------------
  OWNED BY        6     SHARED VOTING POWER
    EACH
  REPORTING             67,100 (See page 2)
   PERSON               --------------------------------------------------------
    WITH          7     SOLE DISPOSITIVE POWER

                        --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        67,100 (See page 2)
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      500,060 shares upon conversion of 220,000 shares of $2.125 convertible preferred stock plus 248,000 shares (64,300 + 64,300 + 30,500 + 21,800 +
      67,100)
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      Right to acquire 8.95% of common stock
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      IA
--------------------------------------------------------------------------------


                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 13123x102                    13G                   Page 8 of 10 pages

--------------------------------------------------------------------------------
1     NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      The Guardian Life Insurance Company of America
         Master Pension Trust
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                    a.  |X|
                                    b.  |_|
--------------------------------------------------------------------------------
3     SEC USE ONLY

--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      201 Park Avenue South
      New York, New York  10003
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER
  NUMBER OF
   SHARES
BENEFICIALLY            --------------------------------------------------------
  OWNED BY        6     SHARED VOTING POWER
    EACH
  REPORTING             Right to Acquire 36,368 shares of common stock
   PERSON               --------------------------------------------------------
    WITH          7     SOLE DISPOSITIVE POWER

                        --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        Right to Acquire 36,368 shares of common stock
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      500,060 shares upon conversion of 220,000 shares of $2.125 convertible preferred stock plus 248,000 shares (64,300 + 64,300 + 30,500 + 21,800 +
      67,100)
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      Right to acquire 8.95% of common stock
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      IV
--------------------------------------------------------------------------------


                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                                             Page 9 of 10 pages

Item 1.   (a)  Callon Petroleum

          (b)  200 North Canal Street
               Natchez, MS 39120

Item 2.   (a)  Incorporated by reference to Item 1 of the second parts of the cover page (pages 1-8 of this Schedule 13G)

          (b)  201 Park Avenue South, New York, New York 10003

          (c)  New York, U.S.A.

          (d)  Common Stock and Convertible Preferred Stock

          (e)  CUSIP 13123x102

Item 3.   (c)  Insurance Company as defined in section 3(a)(19) of the Act

Item 4.   (a)  248,000 shares plus       )
               the right to acquire      )
               500,060 shares of common  )
               stock upon conversion of  )
               204,000 shares of the     )
               issuer's $2.125           )
               convertible preferred     )
               stock.                    )
                                         )
          (b)  Right to acquire 8.95%    )
               shares of common stock    )
                                         )
          (c)  (i)  Right to acquire     ) Cumulative totals from Items 5-8, 9
                    463,692 shares of    ) and 11 of the second parts of the
                    common stock         ) cover page (pages 1-8 of this
                                         ) Schedule 13G) which are incorporated
              (ii)  248,000 shares plus  ) herein by reference.
                    the right to acquire )
                    36,368 shares of     )
                    common stock         )
                                         )
             (iii)  Right to acquire     )
                    463,692 shares of    )
                    common stock         )
                                         )
              (iv)  248,000 shares plus  )
                    the right to acquire )
                    36,368 shares of     )
                    common stock         )

Item 5.   Not Applicable

Item 6.   Not Applicable

Item 7.   Not Applicable

Item 8.     Identification and Classification of Members of the Group.

a. The Guardian Life Insurance Company of America ("Guardian Life"), an insurance company as defined in Section 3(a)(19) of the Act. IC.

b. Guardian Investor Services Corporation ("GISC"), a wholly-owned subsidiary of Guardian Life which is registered as an investment adviser under Section 203 of the Investment Advisers Act of 1940, and which has entered into Investment Advisory Agreements with The Guardian Park Ave. Fund, Inc. and The Guardian Stock Fund, Inc. IA.

c. The Guardian Park Avenue Fund, a mutual fund sponsored by Guardian Life and managed by GISC which is registered as an investment company under Section 8 of the Investment Company Act of 1940 (the "1940 Act"). IV.

d. The Guardian Stock Fund, Inc., a mutual fund sponsored by Guardian Life and managed by GISC which is registered as an investment company under Section 8 of the 1940 Act. IV.

e. The Guardian Park Avenue Small Cap Fund, a mutual fund sponsored by Guardian Life and managed by GISC which is registered as an investment company under Section 8 of the 1940 Act. IV.

f. The Guardian Small Cap Stock Fund, a mutual fund sponsored by Guardian Life and managed by GISC which is registered as an investment company under Section 8 of the 1940 Act. IV.

g. The Guardian Employees' Incentive Savings Plan, an employee benefit plan offered to employees of Guardian Life which is subject to the provisions of the Employees Retirement Income Security Act of 1974 ("ERISA") EP.

h. The Guardian Life Insurance Company of America Master Pension Trust, a pension fund for the the employees of Guardian Life which is subject to ERISA. EP.

                                                             Page 9 of 10 pages

Item 9.     Notice of Dissolution of Group.

            Not applicable

Item 10.    Certification.

     By signing below we certify that, to the best of our knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.



                   (This space intentionally left blank)

                                                             Page 10 of 10 pages

                                 SIGNATURE


     After reasonable inquiry and to the best of our knowledge and belief, we each certify that the information set forth in this statement is true, complete and correct.

     Each of the undersigned hereby agrees that the forgoing Schedule 13G is to be filed on its behalf by The Guardian Life Insurance Company of America.

Date: February 11, 1998


The Guardian Life Insurance Company of America

By:   /s/ Edward K. Kane
   ---------------------------------------------
     Edward K. Kane, Executive Vice President


Guardian Investor Services Corporation

By:   /s/ John M. Smith
   ---------------------------------------------
     John M. Smith, President


The Guardian Park Avenue Fund

By:   /s/ Nikolaos Monoyios
   ---------------------------------------------
     Nikolaos Monoyios, Vice President


The Guardian Stock Fund, Inc.

By:   /s/ Nikolaos Monoyios
   ---------------------------------------------
     Nikolaos Monoyios, Vice President


The Guardian Park Avenue Small Cap Fund

By:  /s/ Nikolaos Monoyios
   ---------------------------------------------
      Nikolaos Monoyios, Vice President


The Guardian Small Cap Stock Fund

By:   /s/ John M. Smith
   ---------------------------------------------
     John M. Smith, President


The Guardian Employees' Incentive Savings Plan

By:  /s/ Edward K. Kane
   ---------------------------------------------
     Edward K. Kane, Trustee


The Guardian Life Insurance Company of America
     Master Pension Trust

By:  /s/ Edward K. Kane
   ---------------------------------------------
     Edward K. Kane, Trustee